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                                                                    EXHIBIT 99.1

                   LIBERTE INVESTORS INC. ELECTS NEW PRESIDENT

DALLAS, July 9, 2002 -- The Board of Directors of Liberte Investors Inc. (NYSE:
LBI) today announced that it had elected Donald J. Edwards of Chicago, Illinois, President and Chief Executive Officer of Liberte effective July 1, 2002. Mr. Edwards will be employed pursuant to a five year Employment Agreement approved by the Board of Liberte and will also become a member of the Board. Gerald J. Ford will continue to serve as Chairman of the Board of Directors of Liberte. Prior to his association with Liberte, Mr. Edwards has been a Principal in GTCR Golder Rauner ("GTCR"), a Chicago based private equity firm with over $4 billion in capital under management. Mr. Edwards has been with GTCR since 1994. Prior to joining GTCR, Mr. Edwards was an associate at Lazard Freres & Co. Mr. Edwards holds a BS degree in finance from the University of Illinois and an MBA from Harvard Business School where he was a Baker Scholar. In connection with Mr. Edwards' hiring, the principal corporate offices of Liberte will be relocated from Dallas to Chicago.

The Board further announced that, in connection with Mr. Edwards' employment, Liberte had, subject to stockholder approval, adopted a Long Term Incentive Plan and as part of such has granted Mr. Edwards an option to purchase 10% of the fully-diluted outstanding shares of Liberte at an option price of $3.00 per share, subject to certain vesting limitations. Under certain circumstances, Mr. Edwards will also receive additional options to purchase Liberte shares sufficient to keep his option percentage at 10% of the fully-diluted outstanding shares. The Long Term Incentive Plan adopted by Board is for 6,000,000 shares of Liberte (approximately 25% of the fully- diluted outstanding shares).

This release may contain forward-looking statements relating to future financial results or business expectations. Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which Liberte has no control. Such factors include, but are not limited to: acquisitions, recruiting and new business solicitation efforts, regulatory changes and general economic conditions. These risk factors and additional information are included in Liberte's reports on file with the Securities and Exchange Commission.